Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE Preferred Stock

OF

Franklin bsp capital corporation

Franklin BSP Capital Corporation, a corporation organized and existing under the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Corporation’s Board of Directors (which term as used herein shall include any duly authorized committee of the Board of Directors, the “Board”) by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has duly approved and adopted the following resolution on August 9, 2021:

RESOLVED, that the Corporation is authorized under Article IV of the Certificate of Incorporation to issue 50,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). Pursuant to the authority vested in the Board by the Certificate of Incorporation and as set forth in Section 151 of the DGCL, the Board does hereby approve the designation of 50,000,000 authorized but unissued shares of Preferred Stock as the Series A Preferred Stock (as defined below), which shall have the following designations, preferences and relative, participating, optional and other special rights:

ARTICLE I

NUMBER OF SHARES; RANKING

1.1               Designation and Number. A series of Preferred Stock, designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be fifty million (50,000,000).

1.2               Rank. The Series A Preferred Stock shall, with respect to distributions, including the payment of dividends and distributions of the Corporation’s assets upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, rank senior to all classes or series of shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) and will rank on parity with any other class or series of Preferred Stock that the Corporation is authorized to issue pursuant to its Certificate of Incorporation, whether such class or series is now existing or is created in the future.

ARTICLE II

Dividends

2.1               Payment of Dividends.

(a)                Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including the issue date of such share of Series A Preferred Stock and shall be payable quarterly in arrears, when, as and if declared by the Board out of funds legally available for such payment. For each fiscal quarter ending on or before September 30, 2022 (the “Initial Dividend Period”), dividends per share of Series A Preferred Stock shall equal the dividends that would have been paid in respect of each such share of Series A Preferred Stock if it had been converted into a share of Common Stock on the first day of such quarter (or the date of issuance in the case of shares of Series A Preferred Stock issued after the first day of such quarter) at the applicable Conversion Rate in accordance with the terms described below under the Article VI (Conversion). For each quarter after the Initial Dividend Period, dividends per share of Series A Preferred Stock shall be equal to the Dividend Rate (as defined below). Each dividend is payable to holders of record as they appear on the share records of the Corporation at 5:00 p.m., New York time, on the applicable record date, which shall be designated by the Board or a committee thereof (each such date, a “Record Date”). Dividends for each quarter shall accrue and be cumulative from the most recent date to which dividends were paid to, and including, the dividend payment date, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends and whether or not the Corporation has earnings. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Any proration of dividends payable on any shares of Series A Preferred Stock for any period greater or less than a full dividend quarter will be computed on the basis of the actual number of days in the applicable quarter. After full cumulative distributions on the Series A Preferred Stock have been paid or declared and funds therefor set apart for payment with respect to a dividend period, the holders of Series A Preferred Stock shall not be entitled to any further distributions with respect to that dividend period.

(b)                Dividends payable on each Series A Preferred Stock for each quarter after the Initial Dividend Period shall equal the greater of (i) an amount equal to $10.00 per share, subject to proration if such share is not outstanding for the full quarter, and (ii) the dividends that would have been paid in respect of such share of Series A Preferred Stock if it had been converted into a share of Common Stock on the first day of such quarter (or the date of issuance in the case of shares of Series A Preferred Stock issued after the first day of such quarter) at the applicable Conversion Rate in accordance with the terms described under Article VI (Conversion) (the “Dividend Rate”). Dividends shall be paid in cash in the case of dividends paid pursuant to clause (i) of the first sentence of this Section 2.1(b) or in the form in which dividends were paid to holders of Common Stock in the case of dividends paid pursuant to clause (ii) of the first sentence of this Section 2.1(b).

2.2               Prohibition of Dividend. No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by the Investment Company Act of 1940, as amended (the “1940 Act”), the DGCL or any other applicable law. For purposes of this Certificate of Designation, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

2.3               Capital Gains Dividend. If, for any taxable year, the Corporation elects to report as a “capital gain dividend” (as defined in Section 852 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Corporation’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

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2.4               Accrual of Dividend. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 2.2 hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 2.2 above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the dividend payment date on which they first become payable. Notwithstanding the foregoing, any dividend payment made on the Series A Preferred Stock, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

2.5               No Dividends. For so long as any shares of Series A Preferred Stock are outstanding, the Board shall not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in Common Stock) in respect of the Common Stock, (y) purchase or otherwise acquire for consideration any such Common Stock, or (z) pay any proceeds of the Corporation’s liquidation in respect of such Common Stock, unless, in each case, (A) immediately thereafter, the Corporation will be in compliance with the asset coverage limitations applicable to the Corporation under the 1940 Act, after deducting the amount of such dividend or distribution or purchasing price or liquidation proceeds, (B) full cumulative dividends and distributions on any Series A Preferred Stock and any series of preferred stock ranking on parity with the Series A Preferred Stock have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series of preferred stock ranking on parity with the Series A Preferred Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series A Preferred Stock and such other securities. “Asset coverage” (as defined under the 1940 Act) on the Preferred Stock, including Series A Preferred Stock, must be at least 150 per centum (or such other amount as is applicable to the Corporation under the 1940 Act), giving effect to any exemptive relief granted to the Corporation by the U.S. Securities and Exchange Commission, after deducting the amount of such dividend, distribution or purchase price.

2.6               Electronic Payment. Any dividend payment made on the Series A Preferred Stock may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

ARTICLE III

LIQUIDATION PREFERENCE

3.1               Liquidation Preference. In the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, each holder of the Series A Preferred Stock will be entitled to receive from the assets of the Corporation the greater of (1) an amount equal to $1,000.00 per share plus all dividends (whether or not authorized or declared) accrued and unpaid thereon (the “Liquidation Preference”), or (2) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Stock.

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3.2               Pro Rata Distribution. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Preferred Stock, including Series A Preferred Stock, then the holders of the Preferred Stock, including the Series A Preferred Stock, shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

3.3               No Right. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

3.4               Notice of Liquidation. Notice of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Stock shall have the right prior to any such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, to convert the Series A Preferred Stock into Common Stock in accordance with Article VI (Conversion) below.

ARTICLE IV

REDEMPTION

4.1               Redemption at the Option of the Corporation or a Holder of Series A Preferred Stock. Except as otherwise permitted by the Corporation or as provided in Article III (Liquidation Preference) in connection with a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in this Article IV or Article VI (Conversion), neither the Corporation nor a holder of Series A Preferred Stock may redeem Series A Preferred Stock until after August 23, 2029. Any time, and from time to time, after August 23, 2029, (i) the Corporation, at its option, upon giving notice as provided below, and to the extent the Corporation shall have funds legally available therefor, may redeem or cause to be redeemed all or any portion of the Series A Preferred Stock, at a redemption price per share equal to the Liquidation Preference (the “Redemption Price”), or (ii) a holder of Series A Preferred Stock, at its option, upon giving notice as provided below, and to the extent the Corporation shall have funds legally available therefor, may redeem or cause to be redeemed all or any portion of the Series A Preferred Stock held by such holder at the Redemption Price for such Series A Preferred Stock (in each case, the “Redemption Right”).

4.2               Procedures for Redemption

(a)                In the event of a redemption at the option of the Corporation, a notice of redemption (which may be contingent upon the occurrence of a future event) shall be delivered by the Corporation not less than ninety (90) days prior to the designated redemption date, to the holder(s) of record of all or such portion of the Series A Preferred Stock to be redeemed. A failure to give such notice shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, each notice shall state the redemption date, the Redemption Price and the amount of Series A Preferred Stock to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 4.1(i), the shares of Series A Preferred Stock to be redeemed shall be selected pro rata. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Stock shall have the right after receipt of such notice of redemption and prior to any such redemption to convert the Series A Preferred Stock into Common Stock in accordance with Article VI (Conversion) below.

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(b)                In the event of a redemption at the option of a holder of Series A Preferred Stock, a notice of redemption (which may be contingent upon the occurrence of a future event) shall be delivered to the Corporation not less than ninety (90) days prior to the redemption date. In addition to any information required by law, each notice shall state the redemption date. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Stock shall have the right prior to any such redemption to convert the Series A Preferred Stock into Common Stock in accordance with Article VI (Conversion) below.

(c)                Upon any redemption of Series A Preferred Stock, the Corporation shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Stock dividend payment and prior to the corresponding dividend payment date, then each holder of the Series A Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of such Series A Preferred Stock before such dividend payment date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

(d)                If full cumulative dividends on all shares of each class or series of Preferred Stock of the Corporation then outstanding that rank on parity with the Series A Preferred Stock have not been paid or declared and set apart for payment, except as otherwise permitted under the Corporation’s Certificate of Incorporation, the Corporation may not redeem any Series A Preferred Stock unless all Series A Preferred Stock and any other outstanding shares of Preferred Stock that rank on parity with the Series A Preferred Stock eligible for redemption are redeemed for their full Liquidation Preference, provided, that, for the avoidance of doubt, this Article IV shall not limit the right of the Corporation to convert any Series A Preferred Stock in accordance with Article VI. Notwithstanding the foregoing, in the event that one or more holders of Series A Preferred Stock elects to have its Series A Preferred Stock redeemed and full cumulative dividends on the all other then-outstanding Preferred Stock have not been paid or declared and set apart for payment, then the Corporation shall first use all available funds to pay all cumulative dividends on the Series A Preferred Stock and any other class or series of Preferred Stock then outstanding that have not been paid or set apart for payment, and any remaining amounts shall be used to redeem on a pro rata basis all Series A Preferred Stock that have elected to be redeemed.

(e)                On and after the date fixed for redemption (but only to the extent that such redemption occurs on such date), provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related dividend payment date, holders of Series A Preferred Stock on the applicable Record Date will be entitled on such dividend payment date to receive the dividend payable on such shares on the corresponding dividend payment date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

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4.3               Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

ARTICLE V

VOTING RIGHTS

5.1              Except as otherwise provided in the Certificate of Incorporation, bylaws or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter on each matter submitted to a vote of stockholders of the Corporation. Except as provided by law or by the provisions of the Certificate of Incorporation or bylaws, holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class and on an as-converted basis on all matters; provided, however, that the holders of outstanding shares of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect two (2) directors of the Board (who will initially be two of the Corporation’s existing directors, and such directors the “Preferred Directors”) at all times.

5.2               The holders of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect a majority of the directors of the Board if:

(a)                if, at the close of business on any dividend payment date, dividends (whether or not declared) on outstanding shares of Preferred Stock, including Series A Preferred Stock, are unpaid in an amount equal to at least two (2) full years’ dividends on the Preferred Stock, including Series A Preferred Stock; or

(b)                If at any time holders of shares of Preferred Stock, including the Series A Preferred Stock, are otherwise entitled under the 1940 Act to elect a majority of the Board (any period in which one or more of the conditions of (a) or (b) shall exist is referred to herein as the “Voting Period”).

Upon the termination of a Voting Period, the voting rights described in this Section 5.2 shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of Preferred Stock, including Series A Preferred Stock, upon the further occurrence of any of the events described in this Section 5.2.

5.3               Holders of Preferred Stock, including Series A Preferred Stock, to Vote on Certain Matters. The consent of the holders of two-thirds (2/3) of the outstanding Series A Preferred Stock, voting as a separate class, shall be required for (a) any amendment, alteration or repeal of any provisions of the Certificate of Incorporation, bylaws or other organizational document of the Corporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, privilege or voting power of the Series A Preferred Stock, or (b) pay any dividend on Common Stock or on any other junior equity security while dividends in respect of the Series A Preferred Stock are accrued and unpaid. For the avoidance of doubt, the issuance of additional preferred stock that ranks pari passu with or junior to the Series A Preferred Stock in respect of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation will be deemed to not materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock

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5.4               The Corporation shall take such actions as may be necessary to effect the provisions of this Article V in accordance with the DGCL.

ARTICLE VI

CONVERSION

The Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of Company, except as provided in this Article VI.

6.1               Conversion at the Option of the Corporation. At any time commencing on the closing date of a Liquidity Event, the Corporation, in its sole discretion, shall have the right (the “Conversion Right”) to require all or a portion of the outstanding shares of Series A Preferred Stock to convert into Common Stock with the number of shares of Common Stock with respect to each share of Series A Preferred Stock converted equal to (a) the Liquidation Preference divided by (b) the price paid by investors for shares of Common Stock at the time of the purchase of such share of Series A Preferred Stock or if the purchase of such share of Series A Preferred Stock did not occur concurrent with a sale of Common Stock by the Corporation at the net asset value per share of Common Stock determined within 48 hours (excluding Sundays and holidays) of the purchase of such share of Series A Preferred Stock (the “Conversion Rate”), as such Conversion Rate may be adjusted below. The Corporation shall provide holders of the Series A Preferred Stock a notice of the conversion at least 15 business days’ prior to the expected date of conversion. “Liquidity Event” is defined as any of: (1) a merger or another transaction approved by the Board in which the holders of Common Stock will receive cash or shares of a publicly traded company (or a company that becomes publicly traded concurrently with the closing of such transaction), which may include an entity advised by the Corporation’s investment adviser or its affiliates, (2) an initial public offering or a listing of the Common Stock on a national securities exchange, or (3) the sale of all or substantially all of the Corporation’s assets either on a complete portfolio basis or individually followed by a liquidation.

6.2               Conversion Following a Liquidity Event. At any time commencing six months following the closing date of a Liquidity Event, each holder of Series A Preferred Stock shall have the option to convert all or a portion of such holder’s shares of Series A Preferred Stock to Common Stock. Each share of Series A Preferred Stock will convert into the number of shares of Common Stock equal to the Conversion Rate. Each Holder shall provide the Corporation a notice of the conversion at least 15 business days’ prior to the expected date of conversion.

6.3               Miscellaneous.

(a)                Any conversion pursuant to this Article VI shall be subject to and done in compliance with all U.S. federal and state laws and applicable stock exchange rules.

(b)                No fractional Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of fractional shares, holders of the Series A Preferred Stock shall be entitled to receive the cash value of such fractional shares.

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(c)                The Corporation will deliver all Common Stock, cash (including, without limitation, all accrued and unpaid dividends, and cash in lieu of fractional Common Stock) and any other property owing upon conversion no later than the Corporation’s 4th business day following a conversion date. Notwithstanding the foregoing, the persons entitled to receive any Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the conversion date.

(d)                The Corporation will at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided herein, free from any preemptive or other similar rights, such number of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

6.4               Anti-Dilution.

(a)                If the Corporation shall, at any time or from time to time after the date of issue with respect to any shares of Series A Preferred Stock and while any Series A Preferred Stock are outstanding, subdivide, combine reclassify, or split its outstanding Common Stock into a greater or lesser number of Common Stock, the Conversion Rate with respect to such share of Series A Preferred Stock in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)                 the numerator of which shall be the number of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii)               the denominator of which shall be the number of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 6(a) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

ARTICLE VII

TRANSFER RESTRICTIONS

7.1               The shares of Series A Preferred Stock offered hereby have not been, and will not be, registered (or qualified) under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption provided by Section 4(a)(2) thereof and Rule 506 promulgated thereunder. No holder of Series A Preferred Stock will, directly or indirectly, offer, transfer, assign, sell, deliver or pledge (collectively, “Transfer”) all or any part of any shares of Series A Preferred Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such shares) except in accordance with (i) the registration provisions of the Securities Act or any applicable state or non-U.S. securities laws and (ii) an exemption from registration under the Securities Act and any other applicable state securities laws available. No transfer of Series A Preferred Stock shall be made without (a) registration of the transfer on the Corporation’s books and (b) the prior written consent of the Corporation, which may be given or withheld in its sole discretion for any or no reason. Any purported Transfer of any shares of Series A Preferred Stock effected in violation of this Article VII shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records. The holders of Series A Preferred Stock shall have no rights to require registration of the Series A Preferred Stock under the Securities Act or other applicable securities laws.

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ARTICLE VIII

MISCELLANEOUS

8.1               Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Stock are outstanding, the Corporation will provide to all holders of Series A Preferred Stock that appear in the record books of the Corporation, without cost, copies of the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto.

8.2               Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series A Preferred Stock that can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock unless so expressed herein.

8.3               No Preemptive Rights. No holder of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of equity securities of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of equity securities of the Corporation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed in its name and on its behalf on this 25th day of August, 2021.

FRANKLIN BSP CAPITAL CORPORATION

By:	/s/ Nina Baryski
Name: Nina Baryski
Title: Chief Financial Officer and Treasurer

[Signature Page to Franklin BSP Capital Corporation Certificate of Designation]